WPT ENTERPRISES, INC.

Statement of Policy with Respect to Executive Severance

In the event that any member of the Company’s Executive management team (except as provided below) is terminated without cause, the terminated executive becomes entitled to receive a severance payment in an amount equal to six months of the executive’s base salary. A “termination without cause” is any termination that is not for:

1.	an executive’s willful and continued failure to substantially perform his or her duties as reasonably assigned,

2.	an executive’s indictment for a criminal offense related to theft or embezzlement from the Company, which charges are not dismissed, or of which Executive is not acquitted within one (1) year, or

3.	an executive’s indictment for any felony offense that is not the result of actions performed by the executive within the scope of activities approved by the Board, which charges are not dismissed, or of which the executive is not acquitted, within one (1) year.

This Statement of Policy shall not apply to Steven Lipscomb while he has any agreement in effect with the Company providing for severance payments.